Exhibit 99.1

The Bon-Ton Stores, Inc. Announces First Quarter Fiscal 2015 Results

~ Fiscal 2015 Guidance is Reaffirmed ~

YORK, Pa.--(BUSINESS WIRE)--May 21, 2015--The Bon-Ton Stores, Inc. (NASDAQ:BONT) today reported operating results for the first quarter of fiscal 2015, the 13-week period ended May 2, 2015, and reaffirmed its earnings guidance for full-year fiscal 2015. Comparable store sales increased 0.8% as compared with the prior year period. Adjusted EBITDA was $4.1 million in the first quarter of fiscal 2015, compared with $7.1 million in the first quarter of fiscal 2014. (Adjusted EBITDA is not a measure recognized under generally accepted accounting principles—see Note 1.) Net loss in the first quarter of fiscal 2015 was $34.1 million, or $1.74 per diluted share, compared with net loss of $31.5 million, or $1.63 per diluted share, in the first quarter of fiscal 2014.

Comments

Kathryn Bufano, President and Chief Executive Officer, commented, “While we saw top-line pressure in the first quarter, we delivered a comparable store sales increase of 0.8%, with growth in both brick and mortar and eCommerce channels, and effectively managed our expenses, leveraging expense decreases to an 80-basis-point reduction in our selling, general and administrative rate. In addition, we saw some wins in merchandising, including strength in moderate sportswear, active wear and men’s furnishings, while efforts in our localization strategies continue to generate good results. Gross margin dollars and rate decreased due to increased eCommerce distribution and delivery costs and an unfavorable comparison to prior year permanent markdowns.”

Ms. Bufano continued, “As we move ahead, we remain focused on our initiatives—building a compelling assortment, refocusing our brand, furthering our omnichannel capabilities and maximizing operating efficiency—all designed to drive top-line and EBITDA growth. To that end, we are looking forward to the opening of our new eCommerce fulfillment center this fall as we believe there are opportunities for improved customer service and efficiencies that we expect will benefit our future performance. Overall, we believe that the strategies we have in place will yield improved results as we move through fiscal 2015.”

First Quarter Summary

Comparable store sales in the first quarter of fiscal 2015 increased 0.8% over the prior year period. Total sales increased 0.6% to $610.9 million, compared with $607.5 million in the first quarter of fiscal 2014. Growth in our small and mid-tier stores continued to outpace that of our larger locations. Although not as robust as in prior periods, we continued our trend of double-digit sales growth in eCommerce in the period, primarily due to a higher conversion rate.

Other income in the first quarter of fiscal 2015 was $16.3 million, compared with $15.1 million in the first quarter of fiscal 2014. The increase was largely the result of increased revenues associated with the Company’s proprietary credit card operations and increased delivery revenues. Proprietary credit card sales, as a percentage of total sales, increased 159 basis points to 50.9% in the first quarter of fiscal 2015.

Gross margin decreased $7.9 million to $206.5 million in the first quarter of fiscal 2015 as compared with the comparable prior year period. The gross margin rate in the first quarter of fiscal 2015 decreased 149 basis points to 33.8% of net sales, as a 17-basis-point improvement in merchandise margin was offset by increased distribution and delivery costs associated with our omnichannel selling efforts and an unfavorable comparison to prior year permanent markdowns.

In the first quarter of fiscal 2015, selling, general and administrative (“SG&A”) expense was $218.7 million, a decrease of $3.6 million from the first quarter of fiscal 2014 results. This reduction was largely driven by expense control measures and avoidance of costs incurred in the prior year in the implementation of our expense efficiency initiative, partially offset by an unfavorable comparison to a prior year gain on the sale of assets. We achieved an 80-basis-point reduction in SG&A rate, as the rate decreased to 35.8% of net sales, compared with 36.6% of net sales in the first quarter of fiscal 2014.

Guidance

Ms. Bufano stated, “Based on our performance in the first quarter, we expect our comparable store sales growth assumption to be 2.0% to 2.5% in fiscal 2015, and we are reaffirming our fiscal 2015 guidance of Adjusted EBITDA in a range of $150 million to $160 million, earnings per diluted share in a range of a loss of $0.25 to earnings of $0.25 and cash flow (see Note 2) in a range of $5 million to $15 million. Our guidance does not reflect any potential impact associated with an early termination of our mortgage facilities, thereby excluding the financial effect of the make-whole provision in the agreements, which could range up to approximately $10 million.”

Ms. Bufano added, “Our excess borrowing capacity under our revolving credit facility was approximately $368 million at the end of the first quarter of fiscal 2015.”

Conference Call Details

The Company’s conference call discussing its first quarter of fiscal 2015 will be broadcast live today at 10:00 a.m. Eastern time. Investors and analysts interested in participating in the call are invited to dial (888) 797-2998 at 9:55 a.m. Eastern time and reference conference ID 3306912. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Thursday, May 28, 2015. The number to call for the taped replay is (877) 870-5176 and the replay PIN is 3306912. The conference call will also be broadcast on the Company’s website at http://investors.bonton.com. An online archive of the webcast will be available within two hours of the conclusion of the call.

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 270 stores, which includes nine furniture galleries and four clearance centers, in 26 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions and include the Company’s fiscal 2015 guidance, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to: risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company in a number of ways, including the potential write-down of the current valuation of intangible assets and deferred taxes; risks related to the Company’s proprietary credit card program; potential increases in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses, including initiatives to reduce expenses and improve efficiency; operational disruptions; unsuccessful marketing initiatives; the ability to expand our capacity and improve efficiency through our new eCommerce fulfillment center; changes in, or the failure to successfully implement, our key strategies, including initiatives to improve our merchandising, marketing and operations; adverse outcomes in litigation; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purposes; the impact of regulatory requirements including the Health Care Reform Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; and the financial condition of mall operators. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, including amortization of lease-related interests, and loss on extinguishment of debt. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present Adjusted EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses Adjusted EBITDA internally to compare the profitability of our stores. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. Adjusted EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net income (loss) to Adjusted EBITDA is provided in the financial schedules accompanying this release.

Note 2: As used in this release, cash flow reflects the forecasted net income (loss), plus depreciation and amortization, amortization of lease-related interests, less capital expenditures and pension contributions.

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)	May 2,	May 3,
(Unaudited)	2015	2014

Assets
Current assets:
Cash and cash equivalents	$8,711	$8,221
Merchandise inventories	738,231	711,780
Prepaid expenses and other current assets	77,834	73,138
Total current assets	824,776	793,139
Property, fixtures and equipment at cost, net of accumulated depreciation and
amortization of $931,661 and $878,222 at May 2, 2015 and May 3, 2014, respectively	642,268	629,453
Deferred income taxes	17,373	18,261
Intangible assets, net of accumulated amortization of $64,625 and $63,823 at
May 2, 2015 and May 3, 2014, respectively	88,538	101,045
Other long-term assets	22,252	24,684
Total assets	$1,595,207	$1,566,582

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$197,789	$188,169
Accrued payroll and benefits	21,116	21,575
Accrued expenses	152,598	152,328
Current maturities of long-term debt	209,652	7,058
Current maturities of obligations under capital leases	4,061	3,785
Deferred income taxes	26,519	25,686
Total current liabilities	611,735	398,601

Long-term debt, less current maturities	697,997	844,080
Obligations under capital leases, less current maturities	43,629	47,690
Other long-term liabilities	187,403	180,153
Total liabilities	1,540,764	1,470,524

Shareholders' equity:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares
of 18,331,899 and 17,831,500 at May 2, 2015 and May 3, 2014, respectively	183	178
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued
and outstanding shares of 2,951,490 at May 2, 2015 and May 3, 2014	30	30
Treasury stock, at cost - 337,800 shares at May 2, 2015 and May 3, 2014	(1,387)	(1,387)
Additional paid-in-capital	162,253	160,564
Accumulated other comprehensive loss	(79,423)	(49,634)
Accumulated deficit	(27,213)	(13,693)
Total shareholders' equity	54,443	96,058
Total liabilities and shareholders' equity	$1,595,207	$1,566,582

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN
	WEEKS ENDED
(In thousands, except per share data)	May 2,	May 3,
(Unaudited)	2015	2014

Net sales	$610,938	$607,460
Other income	16,304	15,073
	627,242	622,533

Costs and expenses:
Costs of merchandise sold	404,465	393,110
Selling, general and administrative	218,686	222,319
Depreciation and amortization	22,033	21,562
Amortization of lease-related interests	1,101	1,182
Loss from operations	(19,043)	(15,640)
Interest expense, net	15,190	15,271
Loss on extinguishment of debt	-	153

Loss before income taxes	(34,233)	(31,064)
Income tax (benefit) provision	(159)	448

Net loss	$(34,074)	$(31,512)

Basic loss per share	$(1.74)	$(1.63)

Diluted loss per share	$(1.74)	$(1.63)

Other financial data:
Adjusted EBITDA (1)	$4,091	$7,104

(1) Adjusted EBITDA reconciliation

The following table reconciles net loss to Adjusted EBITDA for the periods indicated:

	THIRTEEN
	WEEKS ENDED
(In thousands)	May 2,	May 3,
(Unaudited)	2015	2014

Net loss	$(34,074)	$(31,512)
Adjustments:
Income tax (benefit) provision	(159)	448
Loss on extinguishment of debt	-	153
Interest expense, net	15,190	15,271
Depreciation and amortization	22,033	21,562
Amortization of lease-related interests	1,101	1,182

Adjusted EBITDA	$4,091	$7,104

CONTACT:
The Bon-Ton Stores, Inc.
Kim George, 717-751-3071
Divisional Vice President
Investor Relations
kim.george@bonton.com